EXHIBIT 10.19

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE (the “Amendment”) dated this 23rd day of September, 2003, between HWI PARTNERS, L.P., (“Landlord”) and NUTRISYSTEM, INC (“Tenant”).

BACKGROUND

A. Landlord and Tenant are parties to that certain Lease dated December, 1997, (the “Original Lease”) between Landlord’s Predecessor-in-interest, Teachers Pennsylvania Realty, Inc. and Tenant, as amended by a certain Amendment to Agreement of Lease dated as of October 28, 1999 (the “First Amendment”), between Landlord (Teachers Insurance and Annuity Association, “TIAA”, succeeded the interest of Teachers Pennsylvania Realty, Inc. as landlord under the Lease) and Tenant. TIAA assigned its rights and interests as Landlord under the Lease to Landlord February 22, 2003. The Original Lease and the First Amendment are referred to collectively herein as the “Lease”. The Lease covers a portion of the Building, (such building and tax parcel(s) upon which such building is located being hereafter referred to as the “Building”) known as 200 Welsh Pool Road, Horsham Township, Montgomery County, Pennsylvania, consisting of an area deemed to contain 48,555 square feet of rentable floor area in the Building, as more particularly described in the Lease (the “Premises”). The term of the Lease is currently scheduled to expire at the end of the day on October 31, 2004.

B. Landlord and Tenant desire to extend the term of the Lease and expand the Premises subject to and in accordance with the terms and provisions of this Amendment.

AMENDMENT

For good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by Landlord and Tenant, intending to be legally bound hereby, agree as follows:

1. Term. The term of the Lease is hereby extended by Five (5) years commencing December 1, 2003 (“Effective Date”) and expiring at the end of the day on November 30, 2009

2. Premises. On or before December 1, 2003, Tenant will relocate, expand and occupy 15,905 rsf of office space on the first floor , 5,953 rsf of office space on the second floor, and 32,700 rsf of existing warehouse space in the Building (54,558 rsf). Commencing June 1, 2004, Tenant will expand into and occupy an additional 33,200 rsf of warehouse space in the Building (87,758 rsf).

3. Rent. The provisions of the Lease notwithstanding, upon and as of the later of the completion of tenant improvements or the Effective Date, Tenant’s Minimum Rent obligation per month shall be adjusted as follows:

	OFFICE		WAREHOUSE
Lease Period	RSF	$/sf NNN	RSF	$/sf NNN	Rent/Mo	Rent/Yr
12/1/03– 5/31/04	21,858	$12.00	32,700	$5.80	$37,663.00	NA
6/1/04 – 11/30/04	21,858	$12.00	65,900	$5.00	$49,316.33	NA
12/1/04 – 11/31/05	21,858	$12.36	65,900	$5.15	$50,795.82	$609,549.88
12/1/05 – 11/31/06	21,858	$12.73	65,900	$5.30	$52,293.53	$627,522.34
12/1/06 – 11/31/07	21,858	$13.11	65,900	$5.46	$53,864.37	$646,372.38
12/1/07 – 11/31/08	21,858	$13.51	65,900	$5.63	$55,526.55	$666,318.58
12/1/08 – 11/31/09	21,858	$13.91	65,900	$5.80	$57,188.73	$686,264.78

3. Additional Rent. Tenant shall continue to pay during the extended term of the Lease all additional rent and other charges payable by the tenant under the Lease, in accordance with the terms of the Lease. Tenant’s Additional Rent shall be calculated using Tenant’s then current expanded square footage in the Building.

4. Tenant Improvements. Landlord will construct Tenant’s interior improvements in accordance with a mutually agreed upon space plan drawn by Landlord’s architect, Exhibit A, using property standard finish materials. Landlord will contribute up to $200,000 towards the cost to design and complete the necessary construction work. Costs in excess of $200,000 will be the responsibility of the Tenant.

5. Signage. Tenant, at its own expense, will be permitted to place a sign in front of the Building along Welsh Road. The size, location, and design of the sign will be mutually agreeable to both Landlord and Tenant as well as conform to all applicable municipal or government laws, ordinances or codes. Tenant will be responsible for any and all permits required to install Tenant’s sign.

6. HVAC. Landlord warrants that the heating, ventilation and air conditioning equipment (HVAC) serving the expanded office and warehouse space to be occupied by the Tenant will be in sound working order at the time of the Tenant’s initial occupancy.

5. Brokers. Tenant represents and warrants to Landlord that no broker, finder or other intermediary, except for The Flynn Company (“Broker”), has acted in this matter on behalf of Tenant so as to be entitled to a commission. Tenant agrees to indemnify, defend and save and hold harmless Landlord, of from and against any and all loss, cost, expense, damage or liability (including attorney’s fees and costs) paid or incurred by Landlord should the foregoing representation by Tenant be untrue in any respect.

6. Effect of this Amendment. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first day and year first above written.

LANDLORD:

HWI PARTNERS, LP

By:	/S/ Andrew L. Hicks 9/23/03
Name:	Andrew L. Hicks
Title:	General Partner

TENANT:

NUTRISYSTEM, INC

By:	/S/ James D. Brown
Name:	James D. Brown
Title:	CFO

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